UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 6, 2018
MIMEDX GROUP, INC.
(Exact name of registrant as specified in charter)

Florida (State or other jurisdiction of incorporation)	001-35887 (Commission File Number)	26-2792552 (IRS Employer Identification No.)

1775 West Oak Commons Ct, NE Marietta, GA (Address of principal executive offices)	30062 (Zip Code)

(770) 651-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As previously reported on a Form 8-K filed by MiMedx Group, Inc. (the “Company”) on June 7, 2018 (the “Initial Form 8-K”), Michael J. Senken left his role as the Company’s Chief Financial Officer, effective June 6, 2018. Mr. Senken will remain with the Company in a transitional role ending June 30, 2018.

As disclosed on the Initial Form 8-K, on June 6, 2018, the Company’s Board of Directors appointed Edward J. Borkowski, Executive Vice President of the Company, as interim Chief Financial Officer, effective June 6, 2018. Mr. Borkowski currently receives an annual salary of $550,000, a target annual performance bonus of 60% of his base salary, and an annual long-term equity incentive targeted at 200% of his base salary. He will receive a $150,000 signing bonus on the 90th day following the commencement of his employment.

Furthermore, the Company has promised Mr. Borkowski two equity grants, the first of which is 100,000 shares of restricted stock to be made once the Company becomes current in its SEC filings and is able to register such shares on Form S-8 (the “First Grant”). The First Grant is expected to vest pro rata annually over three years from April 25, 2018. The Company has agreed to pay Mr. Borkowski $750,000 in the event the Company terminates his employment for a qualifying reason before the first tranche of the First Grant vests.

In addition, the Company has agreed to recommend that the Board of Directors make an additional grant of restricted stock with a value of $750,000, with the number of such shares determined by the closing stock price on the date his employment commenced (April 19, 2018). The Board is expected to make this grant at the Company’s next annual meeting of shareholders, and such grant is anticipated to vest pro rata annually over three years from the date actually granted (the “Second Grant”). In the event the Company does not make the Second Grant as a result of the termination of his employment for a qualifying reason, or in the event of a consummation of a change in control, prior to the Second Grant, the Company has agreed to pay Mr. Borkowski $750,000.

In addition, the Company has agreed to provide Mr. Borkowski severance, both in connection with a change in control and other than in connection with a change in control. The Company entered into a double-trigger Change in Control Severance Agreement with Mr. Borkowski in the form of Exhibit 10.1 attached hereto which provides for severance payments equal to 1.75 times his base salary and target bonus on the date of the change in control; and (ii) continuation of benefits for the period for which the severance is computed. The Company also entered into a severance agreement with Mr. Borkowski not conditioned upon a change in control (the “Non-CIC Severance Agreement”) which provides for severance payments equal to 1.0 times his annual base salary if his employment is terminated for qualifying reasons. The Company’s obligations under the Non-CIC Severance Agreement will terminate on the later of (a) the date the Company actually makes the First Grant and (b) April 25, 2019.

Furthermore, Mr. Borkowski also entered into a (a) Confidentiality and Non-Solicitation Agreement, (b) Non-Competition Agreement, (c) Employee Inventions and Assignment Agreement and (d) Indemnification Agreement, in the forms of Exhibits 10.2, 10.3, 10.4, and 10.5, respectively. Mr. Borkowski is also eligible for relocation benefits.

Mr. Borkowski serves on the boards of AzurRx BioPharma, Inc., Acacia Pharma, and Co-Diagnostics, Inc. During the previous five years, Mr. Borkowski also served on the board of WhereEver TV Broadcasting Corp. Mr. Borkowski does not have a family relationship with any MiMedx officer or director.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

10.1	Form of Change in Control Severance and Restrictive Covenant Agreement for Edward J. Borkowski.

10.2	Form of Confidentiality and Non-Solicitation Agreement.

10.3	Form of Non-Competition Agreement.

10.4	Form of Employee Inventions and Assignment Agreement.

10.5	Form of Indemnification Agreement, incorporated by reference to Exhibit 10.65 filed with the Registrant's Form 8-K filed July 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Date: June 12, 2018	By:	/s/: Alexandra O. Haden
Alexandra O. Haden, General Counsel & Secretary